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File Pursuant to Rule 424(b)(5)
Registration No. 333-153598

We will amend and complete the information in this preliminary prospectus supplement. This preliminary prospectus supplement and the prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the prospectus are not offers to sell nor solicitations of offers to buy these securities in any jurisdiction where such offer or sale is not permitted.

Subject to Completion. Dated December 16, 2008.

PRELIMINARY PROSPECTUS SUPPLEMENT	December , 2008

(To Prospectus dated December 15, 2008)

3,900,000 Common Units

Representing Limited Partner Interests

We are offering to sell up to 3,900,000 common units representing limited partner interests of Kinder Morgan Energy Partners, L.P. Our common units are listed on the New York Stock Exchange under the symbol "KMP." On December 15, 2008, the last reported sale price of our common units on the New York Stock Exchange was $47.65 per unit.

Investing in the common units involves risks. "Risk Factors" begin on page S-5.

	Per Common Unit	Total

Public Offering Price	$	$

Underwriting Discount	$	$

Proceeds to us before expenses	$	$

We have granted the underwriters a 30-day option to purchase up to 585,000 common units on the same terms and conditions as set forth above if the underwriters sell more than 3,900,000 common units in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and the accompanying prospectus to which it relates. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common units on or about December     , 2008.

Joint Book-Running Managers

UBS Investment Bank

Citi

Merrill Lynch & Co.

Morgan Stanley

Wachovia Securities

        This document is in two parts. The first part is the prospectus supplement, which provides a brief description of our business and the specific terms of this common unit offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. If the description of the offering varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or any other information to which we have referred you. We have not authorized anyone to provide you with different information. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell the offered securities. You should not assume that the information in this prospectus supplement and accompanying prospectus is accurate as of any date other than the respective date on the front cover of those documents. You should not assume that the information incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date the respective information was filed with the Securities and Exchange Commission. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

SUMMARY

        This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It does not contain all of the information that you should consider before making an investment decision. We urge you to read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus carefully, including the historical financial statements and notes to those financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. Please read "Risk Factors" and "Information Regarding Forward-Looking Statements" in our Annual Report on Form 10-K for the year ended December 31, 2007 and our subsequently filed Exchange Act reports for more information about important risks that you should consider before investing in the common units. Unless the context indicates otherwise, information presented in this prospectus supplement assumes the underwriters do not exercise their option to purchase additional common units. As used in this prospectus supplement and the accompanying prospectus, "we," "us" and "our" mean Kinder Morgan Energy Partners, L.P. and, unless the context otherwise indicates, include our subsidiary operating limited partnerships and their subsidiaries; "Kinder Morgan Management" means Kinder Morgan Management, LLC, the delegate of our general partner; and "Knight" means Knight Inc. (formerly Kinder Morgan, Inc.), the indirect parent of our general partner.

Kinder Morgan Energy Partners, L.P.

Business Description

        We are a limited partnership, formed in Delaware in August 1992, with our common units traded on the NYSE under the symbol "KMP." We are one of the largest publicly-traded pipeline limited partnerships in the United States in terms of market capitalization and the largest independent refined petroleum products pipeline system in the United States in terms of volumes delivered. Since February 1997, when current management acquired us, our operations have experienced significant growth, and our net income has increased from $17.7 million, for the year ended December 31, 1997, to $590.3 million, for the year ended December 31, 2007. Kinder Morgan Management is a limited partner in us and, pursuant to a delegation of control agreement, manages and controls our business and affairs, and the business and affairs of our subsidiary operating limited partnerships and their subsidiaries, subject to our general partner's right to approve specified actions.

        We focus on providing fee-based services to customers, generally avoiding commodity price risks and maximizing the benefits of our characterization as a partnership for federal income tax purposes. Our operations are conducted through our subsidiary operating limited partnerships and their subsidiaries and are grouped into the following business segments:

  •
  Products Pipelines:  Delivers gasoline, diesel fuel, jet fuel and natural gas liquids to various markets through approximately 8,300 miles of products pipelines and over 50 associated product terminals and petroleum pipeline transmix processing facilities serving customers across the United States;

  •
  Natural Gas Pipelines:  Transports, stores and sells natural gas and has an ownership interest in over 14,000 miles of natural gas transmission pipelines, plus natural gas gathering and storage facilities;

  •
  CO2:  Produces, transports through pipelines and markets carbon dioxide, commonly called CO2, to oil fields that use CO2 to increase production of oil, owns interests in and/or operates ten oil fields in West Texas, and owns and operates a crude oil pipeline system in West Texas;

  •
  Terminals:  Composed of more than 100 owned or operated liquids and bulk terminal facilities and more than 45 rail transloading and materials handling facilities located throughout the United States and portions of Canada; and

  •
  Kinder Morgan Canada:  Transports crude oil and refined petroleum products from Alberta, Canada to marketing terminals and refineries in British Columbia, the State of Washington and the Rocky Mountains and Central regions of the United States through over 2,000 miles of pipeline.

Business Strategy

        Our objective is to grow by:

  •
  focusing on stable, fee-based energy, transportation and storage assets that are core to the energy infrastructure of growing markets within the United States;

  •
  increasing utilization of our assets while controlling costs, operating safely and employing environmentally sound operating practices;

  •
  leveraging economies of scale from incremental acquisitions and expansions of assets that fit within our strategy and are accretive to cash flow and earnings; and

  •
  maximizing the benefits of our financial structure to create and return value to our unitholders.

        Generally, as utilization of our pipelines and terminals increases, our fee-based revenues increase. We do not face significant risks relating directly to movements in commodity prices for two principal reasons. First, we primarily transport and/or handle products for a fee and are not engaged in significant unmatched purchases and resales of commodity products. Second, in those areas of our business where we do face exposure to fluctuations in commodity prices, primarily oil production in our CO2 segment, we engage in a hedging program to mitigate this exposure.

        We regularly consider and enter into discussions regarding potential acquisitions, including those from Knight or its affiliates, and are currently contemplating potential acquisitions. Any transaction with Knight or its affiliates would be subject to negotiation of mutually agreeable terms and conditions, receipt of fairness opinions and approval of the respective boards of directors. While there are currently no unannounced purchase agreements for the acquisition of any material business or assets, such transactions can be effected quickly, may occur at any time and may be significant in size relative to our existing assets or operations.

        Our current expectation is that our quarterly distribution for the fourth quarter of 2008 will be $1.05 per common unit, resulting in aggregate distributions for 2008 of $4.02 per common unit. On November 24, 2008, we announced that we expected our 2009 distributions to total $4.20 per common unit, based on an assumed average West Texas Intermediate crude oil price of $68 per barrel in 2009. However, as with each quarterly distribution, the final determination regarding the amount of our distributions is subject to the approval of the Board of Directors of Kinder Morgan Management, LLC, which will consider the fourth quarter distribution at its January 2009 board meeting, taking into account 2008 performance and our then current expectations for 2009 performance.

Offices

        The address of our principal executive offices is 500 Dallas Street, Suite 1000, Houston, Texas 77002, and our telephone number at this address is (713) 369-9000.

 The Offering

Common Units Offered by Kinder Morgan Energy Partners, L.P.	3,900,000 common units, assuming the underwriters' option to purchase additional common units is not exercised.
Units Outstanding after the Offering (based on the number of units outstanding on December 15, 2008)	182,969,427 common units if the underwriters' option to purchase additional common units is not exercised. If the underwriters' option to purchase additional common units is exercised in full:
• 585,000 additional common units will be issued; and
• 183,554,427 common units will be outstanding.
We also have outstanding:
• 5,313,400 Class B units, all of which are owned by Knight; and
• 77,997,906 i-units, all of which are owned by Kinder Morgan Management.
Price	$ for each common unit.
New York Stock Exchange Trading Symbol	KMP
Use of Proceeds

We estimate that we will receive approximately $       million from the sale of the common units, or $       million if the underwriters' option to purchase additional common units is exercised in full, in each case, after deducting the underwriting discount and estimated offering expenses. We will use the net proceeds from this offering to repay borrowings under our revolving credit facility and for general partnership purposes. The underwriters or their affiliates may receive proceeds from this offering if they are lenders under our revolving bank credit facility. See "Underwriting—Relationships/NASD Conduct Rules."

Timing of Quarterly Distributions

We make cash distributions on our common units on a quarterly basis. Our current quarterly distribution rate is $1.02 per common unit, or $4.08 per common unit on an annualized basis, based on the quarterly distribution paid by us on November 14, 2008 for the third quarter of 2008. We generally pay distributions on our common units within 45 days following March 31, June 30, September 30 and December 31. We will declare and pay the first distribution payable on the common units offered by this prospectus supplement in the first quarter of 2009. Please read "Price Range of Common Units and Distributions" on page S-11 for further information about our distribution policy.

Risk Factors	An investment in our common units involves risk. Please read "Risk Factors" beginning on page S-5.

RISK FACTORS

        You should carefully consider the risks described below, in addition to the other information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. Specifically, please see "Risk Factors" included in our Annual Report on Form 10-K for the year ended December 31, 2007 and our subsequent Exchange Act reports for a discussion of risk factors that may affect our business. Realization of any of those or the following risks or adverse results from any matter listed under "Information Regarding Forward-Looking Statements" in the prospectus or in our 2007 Annual Report or subsequent Exchange Act reports could have a material adverse effect on our business, financial condition, cash flows and results of operations and could result in a decline in the trading price of our common units. You might lose all or part of your investment.

  Risks Related to Our Common Units

We may have potential liability arising out of a possible dissemination of one or more prospectuses (in the form of Current Reports on Form 8-K and 8-K/A) not meeting the requirements of the Securities Act.    On December 16, 2008, we furnished two Current Reports on Form 8-K and one Current Report on Form 8-K/A (in each case, containing disclosures under Item 7.01 of Form 8-K) containing certain information with respect to the offering of common units contemplated by this prospectus supplement. These communications may have constituted prospectuses not meeting the requirements of the Securities Act due to the legends used in the Current Reports. Accordingly, under certain circumstances, purchasers in this offering might have the right to require us to repurchase the common units they purchased, or if they have sold the common units, to pay damages. Consequently, we could have a potential liability arising out of these possible violations of the Securities Act. The magnitude of this potential liability is presently impossible to quantify, and would depend upon whether it is demonstrated we violated the Securities Act, the number of common units purchasers in this offering require us to repurchase and the trading price of our common units.

         Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by individual states. If the Internal Revenue Service treats us as a corporation or if we become subject to a material amount of entity-level taxation for state tax purposes, it would substantially reduce the amount of cash available for distribution to our partners.    The anticipated after-tax economic benefit of an investment in us depends largely on our being treated as a partnership for federal income tax purposes. In order for us to be treated as a partnership for federal income tax purposes, current law requires that 90% or more of our gross income for every taxable year consist of "qualifying income," as defined in Section 7704 of the Internal Revenue Code. We may not meet this requirement or current law may change so as to cause, in either event, us to be treated as a corporation for federal income tax purposes or otherwise subject to federal income tax. We have not requested, and do not plan to request, a ruling from the Internal Revenue Service on this or any other matter affecting us.

        If we were to be treated as a corporation for federal income tax purposes, we would pay federal income tax on our income at the corporate tax rate, which is currently a maximum of 35%, and would pay state income taxes at varying rates. Under current law, distributions to our partners would generally be taxed again as corporate distributions, and no income, gain, losses or deductions would flow through to our partners. Because a tax would be imposed on us as a corporation, our cash available for distribution would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to our partners, likely causing substantial reduction in the value of our units.

        Current law or our business may change so as to cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to entity-level taxation. Members of Congress are considering substantive changes to the existing federal income tax laws that affect certain publicly-

traded partnerships. For example, federal income tax legislation has been proposed that would eliminate partnership tax treatment for certain publicly-traded partnerships. Although the currently proposed legislation would not appear to affect our tax treatment as a partnership, we are unable to predict whether any of these changes, or other proposals, will ultimately be enacted. Any such changes could negatively impact the value of an investment in our common units.

        In addition, because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise or other forms of taxation. For example, we are now subject to a new entity-level tax on the portion of our total revenue that is generated in Texas. Specifically, the Texas margin tax is imposed at a maximum effective rate of 0.7% of our total revenue that is apportioned to Texas. Imposition of such a tax on us by Texas, or any other state, will reduce our cash available for distribution to our partners.

        Our partnership agreement provides that if a law is enacted that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal income tax purposes, the minimum quarterly distribution and the target distribution levels will be adjusted to reflect the impact on us of that law.

         We adopted certain valuation methodologies that may result in a shift of income, gain, loss and deduction between our general partner and our unitholders. The IRS may challenge this treatment, which could adversely affect the value of the common units.    When we issue additional units or engage in certain other transactions, we determine the fair market value of our assets and allocate any unrealized gain or loss attributable to our assets to the capital accounts of our unitholders and our general partner. This methodology may be viewed as understating the value of our assets. In that case, there may be a shift of income, gain, loss and deduction between certain unitholders and our general partner, which may be unfavorable to such unitholders. Moreover, under our current valuation methods, subsequent purchasers of common units may have a greater portion of their Internal Revenue Code Section 743(b) adjustment allocated to our tangible assets and a lesser portion allocated to our intangible assets. The IRS may challenge these valuation methods, or our allocation of the Section 743(b) adjustment attributable to our tangible and intangible assets, and allocations of income, gain, loss and deduction between our general partner and certain of our unitholders.

        A successful IRS challenge to these methods or allocations could adversely affect the amount of taxable income or loss being allocated to our partners. It also could affect the amount of gain from our unitholders' sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to our unitholders' tax returns without the benefit of additional deductions.

         Our treatment of a purchaser of common units as having the same tax benefits as the seller could be challenged, resulting in a reduction in value of the common units.    Because we cannot match transferors and transferees of common units, we are required to maintain the uniformity of the economic and tax characteristics of these units in the hands of the purchasers and sellers of these units. We do so by adopting certain depreciation conventions that do not conform to all aspects of the United States Treasury regulations. A successful IRS challenge to these conventions could adversely affect the tax benefits to a unitholder of ownership of the common units and could have a negative impact on their value or result in audit adjustments to unitholders' tax returns.

         A person or group owning 20% or more of the common units cannot vote.    Any common units held by a person or group that owns 20% or more of the common units cannot be voted. This limitation does not apply to the general partner and its affiliates. This provision may:

  •
  discourage a person or group from attempting to remove the general partner or otherwise change management; and

  •
  reduce the price at which the common units will trade under certain circumstances. For example, a third party will probably not attempt to take over our management by making a tender offer for the common units at a price above their trading market price without removing the general partner and substituting an affiliate of its own.

         The general partner's liability to us and our unitholders may be limited.    Our partnership agreement contains language limiting the liability of the general partner to us or the holders of common units. For example, our partnership agreement provides that:

  •
  the general partner does not breach any duty to us or the holders of common units by borrowing funds or approving any borrowing. The general partner is protected even if the purpose or effect of the borrowing is to increase incentive distributions to the general partner;

  •
  the general partner does not breach any duty to us or the holders of common units by taking any actions consistent with the standards of reasonable discretion outlined in the definitions of available cash and cash from operations contained in our partnership agreement; and

  •
  the general partner does not breach any standard of care or duty by resolving conflicts of interest unless the general partner acts in bad faith.

         Unitholders may have liability to repay distributions.    Unitholders will not be liable for assessments in addition to their initial capital investment in the common units. Under certain circumstances, however, holders of common units may have to repay us amounts wrongfully returned or distributed to them. Under Delaware law, we may not make a distribution to unitholders if the distribution causes our liabilities to exceed the fair value of our assets. Liabilities to partners on account of their partnership interests and non-recourse liabilities are not counted for purposes of determining whether a distribution is permitted. Delaware law provides that for a period of three years from the date of such a distribution, a limited partner who receives the distribution and knew at the time of the distribution that the distribution violated Delaware law will be liable to the limited partnership for the distribution amount. Under Delaware law, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of the assignor to make contributions to the partnership. However, such an assignee is not obligated for liabilities unknown to the assignee at the time the assignee became a limited partner if the liabilities could not be determined from the partnership agreement.

         Unitholders may be liable if we have not complied with state partnership law.    We conduct our business in a number of states. In some of those states the limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established. The unitholders might be held liable for the partnership's obligations as if they were a general partner if:

  •
  a court or government agency determined that we were conducting business in the state but had not complied with the state's partnership statute; or

  •
  unitholders' rights to act together to remove or replace the general partner or take other actions under our partnership agreement constitute "control" of our business.

         The general partner may buy out minority unitholders if it owns 80% of the units.    If at any time the general partner and its affiliates own 80% or more of the issued and outstanding common units, the general partner will have the right to purchase all, and only all, of the remaining common units. Because of this right, a unitholder could have to sell its common units at a time or price that may be undesirable. The purchase price for such a purchase will be the greater of:

  •
  the 20-day average trading price for the common units as of the date five days prior to the date the notice of purchase is mailed; or

  •
  the highest purchase price paid by the general partner or its affiliates to acquire common units during the prior 90 days.

The general partner can assign this right to its affiliates or to the partnership.

         We may sell additional limited partner interests, diluting existing interests of unitholders.    Our partnership agreement allows the general partner to cause us to issue additional common units and other equity securities. When we issue additional equity securities, including additional i-units to Kinder Morgan Management when it issues additional shares, unitholders' proportionate partnership interest in us will decrease. Such an issuance could negatively affect the amount of cash distributed to unitholders and the market price of common units. Issuance of additional common units will also diminish the relative voting strength of the previously outstanding common units. Our partnership agreement does not limit the total number of common units or other equity securities we may issue.

         The general partner can protect itself against dilution.    Whenever we issue equity securities to any person other than the general partner and its affiliates, the general partner has the right to purchase additional limited partnership interests on the same terms. This allows the general partner to maintain its proportionate partnership interest in us. No other unitholder has a similar right. Therefore, only the general partner may protect itself against dilution caused by issuance of additional equity securities.

         The issuance of additional i-units may cause more taxable income to be allocated to the common units.    The i-units we issue to Kinder Morgan Management generally are not allocated income, gain, loss or deduction for federal income tax purposes until such time as we are liquidated. Therefore, the issuance of additional i-units may cause more taxable income and gain to be allocated to the common unitholders.

  Risks Related to Ownership of Our Common Units if We or Knight Defaults on Debt

Unitholders may have negative tax consequences if we default on our debt or sell assets.    If we default on any of our debt, the lenders will have the right to sue us for non-payment. Such an action could cause an investment loss and cause negative tax consequences for unitholders through the realization of taxable income by unitholders without a corresponding cash distribution. Likewise, if we were to dispose of assets and realize a taxable gain while there is substantial debt outstanding and proceeds of the sale were applied to the debt, unitholders could have increased taxable income without a corresponding cash distribution.

         There is the potential for a change of control if Knight defaults on debt.    Knight owns all of the outstanding capital stock of the general partner. Knight has operations which provide cash independent of dividends that Knight receives from the general partner. Nevertheless, if Knight defaults on its debt, in exercising their rights as lenders, Knight's lenders could acquire control of the general partner or otherwise influence the general partner through control of Knight.

 USE OF PROCEEDS

        We expect the net proceeds from this offering of common units to be approximately $             million, or approximately $             million if the underwriters' option to purchase additional common units is exercised in full, in each case after deducting the underwriting discount and estimated offering expenses.

        We will use these net proceeds to repay borrowings under our revolving bank credit facility and for general partnership purposes. As of December 15, 2008, the weighted average interest rate on the credit facility borrowings to be repaid was approximately 3.00% and our outstanding borrowings under the credit facility were approximately $931.3 million. Our revolving bank credit facility matures on August 18, 2010. Affiliates of several of the underwriters are lenders under our revolving bank credit facility. The underwriters and their affiliated and associated persons may receive proceeds from this offering if they are lenders under our revolving bank credit facility. Please see "Underwriting."

CAPITALIZATION

        The following table sets forth our historical consolidated capitalization as of September 30, 2008 and our consolidated capitalization as adjusted to give effect to:

  •
  the issuance on December 19, 2008 of $500 million aggregate principal amount of senior notes,

  •
  the issuance of the common units we are selling in this offering at the issue price of $            per unit, and

  •
  the application of the net proceeds from this offering, assuming all net proceeds and our general partner's capital contribution are used to repay borrowings under our revolving bank credit facility and for general partnership purposes.

        See "Use of Proceeds." You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical financial statements and notes to those financial statements that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Historical September 30, 2008	As Adjusted for the December 2008 Issuance of Senior Notes	As Further Adjusted for This Offering
	(Unaudited) (Thousands of dollars)
Cash and cash equivalents	$52,822	$255,969	$

Current portion of long-term debt	$284,652	284,652
Long-term debt, excluding market value of interest rate swaps	8,056,176	8,261,023
Minority interest(1)	57,939	57,939
Partners' capital
Common units, 179,069,427 units issued and outstanding, historical; 182,969,427 units issued and outstanding, as adjusted for this offering	3,430,363	3,430,363
Class B Units, 5,313,400 units issued and outstanding	98,410	98,410		98,410
i-units, 76,351,015 units issued and outstanding	2,562,286	2,562,286		2,562,286
General partner interest	193,383	193,383		193,383
Accumulated other comprehensive loss	(1,521,654)	(1,521,654)		(1,521,654)

Total partners' capital	4,762,788	4,762,788

Total capitalization	$13,161,555	$13,366,402	$

(1)
The change in minority interest results from the capital contribution by our general partner to our operating partnerships upon our issuance of common units as required by our partnership agreement. We will use the capital contribution in connection with this issuance of common units to repay borrowings under our revolving bank credit facility.

 PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

        The following table sets forth, for the periods indicated, the high and low sale prices per common unit, as reported on the New York Stock Exchange, the principal market on which the common units are traded, and the amount of cash distributions declared per common unit in respect of the periods indicated.

	Price Range
			Cash Distributions
	High	Low
2008
Fourth quarter (through December 15, 2008)	$56.00	$35.59
Third quarter	59.48	48.67	$1.02
Second quarter	60.89	53.81	0.99
First quarter	60.62	50.80	0.96
2007
Fourth quarter	54.71	48.51	0.92
Third quarter	56.70	46.61	0.88
Second quarter	57.35	52.11	0.85
First quarter	53.50	47.28	0.83
2006
Fourth quarter	48.98	43.01	0.83
Third quarter	46.53	42.80	0.81
Second quarter	48.80	43.62	0.81
First quarter	56.22	44.70	0.81

        The last reported sale price of the common units on the New York Stock Exchange on December 15, 2008 was $47.65 per unit.

        We will declare and pay the first cash distribution on the common units issued in this offering in the first quarter of 2008.

        Our partnership agreement requires that we distribute 100% of "Available Cash" (as defined in our partnership agreement) to our partners within 45 days following the end of each calendar quarter. Available Cash consists generally of all of our cash receipts, including cash received by our operating partnerships and net reductions in reserves, less cash disbursements and net additions to reserves and amounts payable to the former general partner of SFPP, L.P., which is a subsidiary of one of our operating partnerships, in respect of its remaining 0.5% interest in SFPP, L.P.

        We distribute Available Cash for each quarter as follows:

  •
  first, 98% to the owners of all classes of units pro rata and 2% to our general partner until the owners of all classes of units have received a total of $0.15125 per unit in cash or equivalent i-units for such quarter;

  •
  second, 85% of any available cash then remaining to the owners of all classes of units pro rata and 15% to our general partner until the owners of all classes of units have received a total of $0.17875 per unit in cash or equivalent i-units for such quarter;

  •
  third, 75% of any available cash then remaining to the owners of all classes of units pro rata and 25% to our general partner until the owners of all classes of units have received a total of $0.23375 per unit in cash or equivalent i-units for such quarter; and

  •
  fourth, 50% of any available cash then remaining to the owners of all classes of units pro rata, to owners of common units and Class B units in cash and to owners of i-units in the equivalent number of i-units, and 50% to our general partner.

        Each time that we make a cash distribution to our general partner and the holders of our common units and Class B units, the number of i-units owned by Kinder Morgan Management and the percentage of our total units owned by Kinder Morgan Management will increase automatically under the provisions of our partnership agreement.

 UNITED STATES TAX CONSIDERATIONS

        The tax consequences to you of an investment in our common units will depend in part on your own tax circumstances. For a discussion of the principal federal income tax considerations associated with our operations and the purchase, ownership and disposition of our common units, please read "Material Tax Considerations" beginning on page 17 of the accompanying prospectus. You are urged to consult your own tax advisor about the federal, state, foreign and local tax consequences peculiar to your circumstances.

        Ownership of common units by tax-exempt entities, regulated investment companies and foreign investors raises issues unique to such persons. Please read "Material Tax Considerations—Tax-Exempt Organizations, Mutual Funds and Non U.S. Investors" in the accompanying prospectus.

        Treasury Regulations require taxpayers to report certain information on Internal Revenue Service Form 8886 if they participate in a "reportable transaction." You may be required to file this form with the Internal Revenue Service if we participate in a "reportable transaction." A transaction may be a reportable transaction based upon any of several factors. You should consult your own tax advisor concerning the application of any of these factors to your investment in our common units. The American Jobs Creation Act of 2004 contains provisions that impose significant penalties for failure to comply with these disclosure requirements. The law also imposes disclosure and information maintenance obligations on "material advisors" that organize, manage, promote, sell, implement, insure or carry out any "reportable transaction." Investors should consult their own tax advisors concerning any possible disclosure obligation with respect to their investment and should be aware that we and our material advisors intend to comply with the information maintenance and disclosure requirements.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, each of the underwriters named below has severally agreed to purchase from us the respective number of common units shown opposite its name below:

Underwriters	Number of Common Units
UBS Securities LLC
Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated
Wachovia Capital Markets, LLC

Total	3,900,000

        The underwriting agreement provides that the underwriters are obligated to purchase, subject to certain conditions, all of the common units in the offering if any are purchased, other than those covered by the over-allotment option described below. The conditions contained in the underwriting agreement include requirements generally to the effect that:

  •
  the representations and warranties made by us to the underwriters are true;

  •
  there has been no material adverse change in our condition or in the financial markets; and

  •
  we deliver the customary closing documents to the underwriters.

Commission and Expenses

        The underwriters have advised us that they propose to offer the common units directly to the public at the price to the public set forth on the cover page of this prospectus supplement and to selected dealers, which may include the underwriters, at the offering price less a selling concession not in excess of $            per unit. After the offering, the underwriters may change the offering price and other selling terms.

        The following table shows the underwriting discount we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional common units. The underwriting fee is the difference between the public offering price and the amount the underwriters pay us to purchase the common units from us.

	No Exercise	Full Exercise
Per Unit	$	$
Total	$	$

        We estimate that the total expenses for this common unit offering, excluding the underwriting discount, will be approximately $200,000.

Option to Purchase Additional Units

        We have granted the underwriters an option exercisable for 30 days after the date of this prospectus supplement, to purchase, in whole or in part, up to an aggregate of 585,000 common units at the public offering price less underwriting discount. This option may be exercised if the underwriters sell more than 3,900,000 units in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional common units based on the underwriter's percentage underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting section.

Lock-Up Agreements

        Kinder Morgan Energy Partners, L.P., Kinder Morgan Management, LLC, Kinder Morgan G.P., Inc. and their respective directors and executive officers, and Knight Inc. have agreed with the underwriters not to, subject to limited exceptions, directly or indirectly, sell, offer, pledge or otherwise dispose of any common units, Class B units or shares representing limited liability company interests of Kinder Morgan Management, LLC ("shares") or any securities substantially similar to, convertible into or exchangeable or exercisable for common units, Class B units or shares or enter into any derivative transaction with similar effect as a sale of common units, Class B units or shares for a period of 45 days after the date of this prospectus supplement without the prior written consent of UBS Securities LLC. The restrictions described in this paragraph do not apply to any sale by us of i-units to Kinder Morgan Management. The restrictions also do not apply to the sale of common units to the underwriters, to any existing employee benefit plans, unit option plans or compensation plans, to gifts of common units or shares by directors and executive officers (so long as any recipient of a gift executes and delivers to the underwriters a lock up agreement substantially similar to that executed by the donor for the remaining period of the lock-up) or to the acquisition of assets, businesses or the capital stock or other ownership interests of businesses by any such entities in exchange for common units, Class B units or shares or securities substantially similar to convertible or exchangeable into or exercisable for common units, Class B units or shares.

        UBS Securities LLC, in its discretion, may release the common units, Class B units and shares subject to lock-up agreements in whole or in part at any time with or without notice. When determining whether or not to release common units, Class B units or shares from lock-up agreements, UBS Securities LLC will consider, among other factors, the unitholders' reasons for requesting the release, the number of common units, Class B units or shares for which the release is being requested, and market conditions at the time.

Indemnification

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that may be required to be made in respect of these liabilities.

Listing

        Our common units are traded on the New York Stock Exchange under the symbol "KMP."

Stabilization, Short Positions and Penalty Bids

        In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common units in accordance with Regulation M under the Securities Exchange Act.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment transactions involve sales by the underwriters of the common units in excess of the number of common units the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of common units over-allotted by the underwriters is not greater than the number of common units that they may purchase in the over-allotment option. In a naked short position, the number of common units involved is greater than the number of common units in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing the common units in the open market.

  •
  Syndicate covering transactions involve purchases of the common units in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of the common units to close out the short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through the over-allotment option. If the underwriters sell more common units than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common units originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover a syndicate short position.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common units or preventing or retarding a decline in the market price of the common units. As a result, the price of the common units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common units. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

        A prospectus supplement and accompanying prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this common unit offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may allocate a specific number of common units for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

        Other than the prospectus supplement and accompanying prospectus in electronic format, the information on any underwriter's or selling group member's website and any information contained in any other website maintained by any underwriter or selling group member is not part of the prospectus supplement and accompanying prospectus or the registration statement of which this prospectus supplement and accompanying prospectus form a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Relationships/NASD Conduct Rules

        Certain of the underwriters and their related entities have, from time to time, engaged in commercial and investment banking transactions with us and our affiliates and provided financial advisory services for us and our affiliates in the ordinary course of their business, and may do so in the future. Affiliates of several of the underwriters are lenders under our revolving bank credit facility and/or the credit facilities of our affiliates. Underwriters and their related entities have received and in the future will receive customary compensation and expense reimbursement for these commercial and investment banking transactions and financial advisory services.

        As described under "Use of Proceeds," we intend to use the proceeds of this offering to repay borrowings under our revolving bank credit facility. The underwriters or their affiliates may receive proceeds from this offering if they are lenders under our revolving bank credit facility. Because it is possible that the underwriters or their affiliates could receive more than 10% of the proceeds of this offering as repayment for such debt, this offering is made pursuant to the provisions of Section 5110(h) of the Financial Industry Regulatory Authority, or FINRA Rules. Pursuant to that section, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as a bona fide independent market (as defined in the NASD Conduct Rules, which are part of the FINRA Rules) exists in the common units.

        Because FINRA views the common units offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD Conduct Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

Selling Restrictions

  Public Offer Selling Restrictions Under the Prospectus Directive

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus supplement may not be made to the public in that relevant member state other than:

  •
  to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

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  to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  •
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters; or

  •
  in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive,

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive"

means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

        We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on our behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus supplement. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

  Selling Restrictions Addressing Additional United Kingdom Securities Laws

        This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive ("Qualified Investors") that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Stamp Taxes

        If you purchase common units offered in this prospectus supplement and the accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.

 VALIDITY OF THE COMMON UNITS

        The validity of the common units we are offering will be passed upon for us by Bracewell & Giuliani LLP, Houston, Texas. Certain legal matters with respect to the common units will be passed upon for the underwriters by Andrews Kurth LLP, Houston, Texas. Andrews Kurth LLP performs legal services for us and our affiliates from time to time on matters unrelated to the offering of the common units.

EXPERTS

        The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control Over Financial Reporting) of Kinder Morgan Energy Partners, L.P., incorporated in this prospectus supplement and accompanying prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2007, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated balance sheet of Kinder Morgan G.P., Inc. as of December 31, 2007 incorporated in this prospectus supplement and accompanying prospectus by reference to our Current Report on Form 8-K filed on June 23, 2008, has been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The description of the review performed by Netherland, Sewell & Associates, Inc., independent petroleum consultants, included in our Annual Report on Form 10-K for the year ended December 31, 2007, is incorporated hereby by reference.

PROSPECTUS

$5,868,716,640

Common Units

Debt Securities

        This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any supplement carefully before you invest.

        Our common units are traded on the New York Stock Exchange under the symbol "KMP." The last reported sale price of our common units on December 12, 2008, as reported on the NYSE, was $48.90 per unit.

        We will provide information in the prospectus supplement for the expected trading market, if any, for the debt securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 15, 2008.

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell the offered securities. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the respective date on the front cover of those documents. You should not assume that the information incorporated by reference in this prospectus is accurate as of any date other than the date the respective information was filed with the Securities and Exchange Commission. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a registration statement on Form S-3 we filed with the SEC under the Securities Act using a shelf registration process. Using this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of proceeds of $5,868,716,640. This prospectus does not contain all of the information set forth in the registration statement, or the exhibits that are a part of the registration statement, parts of which are omitted as permitted by the rules and regulations of the SEC. For further information about us and about the securities to be sold in this offering, please refer to the information below and to the registration statement and the exhibits that are a part of the registration statement.

        We file annual, quarterly and special reports and other information with the SEC. The SEC allows us to incorporate by reference into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information as well as the information included in this prospectus. Some documents or information, such as that called for by Items 2.02 and 7.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this prospectus. We incorporate by reference the following documents:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2007;

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

  •
  Our Current Reports on Form 8-K filed on April 21, 2008, June 23, 2008, July 25, 2008 and September 19, 2008;

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  Our Registration Statement on Form 8-A/A filed on March 7, 2002; and

  •
  All documents filed with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the completion of the sale of securities offered hereby.

        The SEC maintains an Internet web site that contains reports, proxy and information statements and other material that are filed through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This system can be accessed at http://www.sec.gov. You can find information we file with the SEC by reference to our partnership name or to our SEC file number, 1-11234. You also may read and copy any document we file with the SEC at the SEC's public reference room located at:

    100 F Street, N.E., Room 1580
    Washington, D.C. 20549

        Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges. Our SEC filings are also available to the public through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common units are listed.

        We will provide a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, without charge, by written or oral request directed to us at the following address and telephone number:

    Kinder Morgan Energy Partners, L.P.
    Investor Relations Department
    500 Dallas Street, Suite 1000
    Houston, Texas 77002
    (713) 369-9000

        Should you want information regarding Kinder Morgan Management, LLC, please refer to the annual, quarterly and special reports and proxy statements, as applicable, filed with the SEC regarding that entity.

KINDER MORGAN ENERGY PARTNERS, L.P.

        We are a limited partnership, formed in Delaware in August 1992, with our common units traded on the NYSE under the symbol "KMP." We are one of the largest publicly-traded pipeline limited partnerships in the United States in terms of market capitalization and the largest independent refined petroleum products pipeline system in the United States in terms of volumes delivered. Our operations are conducted through our subsidiary operating limited partnerships and their subsidiaries and are grouped into the following business segments: Products Pipelines, Natural Gas Pipelines, CO2, Terminals and Kinder Morgan Canada.

        Kinder Morgan Management, LLC is a limited partner in us and, pursuant to a delegation of control agreement, manages and controls our business and affairs, and the business and affairs of our subsidiary operating limited partnerships and their subsidiaries, subject to our general partner's right to approve specified actions.

USE OF PROCEEDS

        Unless we inform you otherwise in a prospectus supplement, we intend to use the net proceeds from the sale of debt securities or common units we are offering for general corporate purposes. This may include, among other things, additions to working capital, repayment or refinancing of existing indebtedness or other corporate obligations, financing of capital expenditures and acquisitions, investment in existing and future projects, and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of other indebtedness.

DESCRIPTION OF DEBT SECURITIES

General

        The debt securities will be:

  •
  our direct unsecured general obligations; and

  •
  either senior debt securities or subordinated debt securities.

        Senior debt securities will be issued under an indenture we call the senior indenture and subordinated debt securities will be issued under an indenture we call the subordinated indenture. Together the senior indenture and the subordinated indenture are called the indentures, and the senior debt securities and the subordinated debt securities are called debt securities.

        We have not restated these agreements in their entirety. The forms of the indentures are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. We urge you to read the indentures, because they, and not this description, control your rights as holders of the debt securities. In the summary below, we have included references to section numbers of the applicable indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the indentures.

        Neither indenture limits the amount of debt securities that we may issue under the indenture from time to time in one or more series. We may in the future issue debt securities under either indenture, in addition to the debt securities offered pursuant to this prospectus. As of the date of this prospectus, there was approximately $7.9 billion aggregate principal amount of notes outstanding under the senior indenture and no notes were outstanding under the subordinated indenture.

        Neither indenture contains provisions that would afford holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise adversely affect our capital structure or credit rating.

        Neither indenture requires our subsidiaries to guarantee the debt securities. As a result, the holders of debt securities will generally have a junior position to claims of all creditors and preferred stockholders of our subsidiaries.

Specific Terms of Each Series of Debt Securities in the Prospectus Supplement

        A prospectus supplement and any supplemental indenture or other necessary corporate action taken pursuant to an indenture relating to any series of debt securities being offered will include specific terms relating to the offering. Examples of these terms include some or all of the following:

  •
  the form and title of the debt securities;

  •
  whether the debt securities are senior debt securities or subordinated debt securities and the terms of subordination;

  •
  the total principal amount of the debt securities;

  •
  the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

  •
  the currency or currency unit in which the debt securities will be paid, if not U.S. dollars;

  •
  any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable as well;

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  the place where the principal of, and premium, if any, and interest on, any debt securities will be payable;

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  the dates on which the principal of the debt securities will be payable;

  •
  the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

  •
  any optional redemption provisions;

  •
  any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

  •
  any changes to or additional events of default or covenants;

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  any changes in trustees, paying agents or the security registrar; and

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  any other terms of the debt securities. (Section 301)

        We will maintain in each place specified by us for payment of any series of debt securities an office or agency where debt securities of that series may be presented or surrendered for payment, where debt securities of that series may be surrendered for registration of transfer or exchange and where notices and demands to or upon us in respect of the debt securities of that series and the related indenture may be served. (Section 1002)

        Debt securities may be issued under an indenture as Original Issue Discount Securities to be offered and sold at a substantial discount below their principal amount. Material federal income tax, accounting and other considerations applicable to any such Original Issue Discount Securities will be described in any related prospectus supplement. "Original Issue Discount Security" means any security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof as a result of the occurrence of an event of default and the continuation thereof. (Section 101)

Provisions Only in the Senior Indenture

        The senior debt securities will rank equally in right of payment with all of our other senior and unsubordinated debt. The senior indenture contains provisions that:

  •
  limit our ability to put liens on assets constituting our Principal Property; and

  •
  limit our ability to sell and lease back our Principal Property.

The subordinated indenture does not contain any similar provisions.

        We have described below these provisions and some of the defined terms used in the senior indenture.

        Limitations on Liens.    The senior indenture provides that we will not, nor will we permit any Subsidiary to, create, assume, incur or suffer to exist any lien upon any Principal Property, as defined below, or upon any shares of capital stock of any Subsidiary owning or leasing any Principal Property, whether owned or leased on the date of the senior indenture or thereafter acquired, to secure any of our debt or the debt of any other person, other than the senior debt securities issued under the senior indenture, without in any such case making effective provision whereby all of the senior debt securities outstanding thereunder shall be secured equally and ratably with, or prior to, that debt so long as that debt is so secured.

        "Principal Property" means, whether owned or leased on the date of the senior indenture or thereafter acquired:

          (a)   any pipeline assets of ours or of any Subsidiary, including any related facilities employed in the transportation, distribution, storage or marketing of refined petroleum products, natural gas liquids and carbon dioxide, that are located in the United States or any territory or political subdivision thereof; and

          (b)   any processing or manufacturing plant or terminal owned or leased by us or any Subsidiary that is located in the United States or any territory or political subdivision thereof, except, in the case of either of the foregoing clauses (a) or (b):

    •
    any such assets consisting of inventories, furniture, office fixtures and equipment (including data processing equipment), vehicles and equipment used on, or useful with, vehicles; and

    •
    any such assets, plant or terminal which, in the opinion of the board of directors of Kinder Morgan Management, LLC, the delegate of our general partner, is not material in relation to our activities or to our activities and those of our Subsidiaries, taken as a whole.

        There is excluded from this restriction:

          (1)   Permitted Liens, as defined below;

          (2)   any lien upon any property or assets created at the time of acquisition of that property or assets by us or any Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year after the date of such acquisition;

          (3)   any lien upon any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof, whichever is later, to provide funds for that purpose;

          (4)   any lien upon any property or assets existing thereon at the time of the acquisition thereof by us or any Subsidiary; provided, however, that such lien only encumbers the property or assets so acquired;

          (5)   any lien upon any property or assets of a person existing thereon at the time such person becomes a Subsidiary by acquisition, merger or otherwise; provided, however, that such lien only encumbers the property or assets of such person at the time such person becomes a Subsidiary;

          (6)   with respect to any series, any lien upon any property or assets of ours or any Subsidiary in existence on the date the senior debt securities of such series are first issued or provided for pursuant to agreements existing on such date;

          (7)   liens imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and liens which secure a judgment or other court-ordered award or settlement as to which we or the applicable Subsidiary has not exhausted our appellate rights;

          (8)   any extension, renewal, refinancing, refunding or replacement, or successive extensions, renewals, refinancing, refunding or replacements, of liens, in whole or in part, referred to in clauses (1) through (7), inclusive, above; provided, however, that any such extension, renewal, refinancing, refunding or replacement lien shall be limited to the property or assets covered by the lien extended, renewed, refinanced, refunded or replaced and that the obligations secured by any such extension, renewal, refinancing, refunding or replacement lien shall be in an amount not greater than the amount of the obligations secured by the lien extended, renewed, refinanced, refunded or replaced and any expenses of ours and our Subsidiaries, including any premium, incurred in connection with such extension, renewal, refinancing, refunding or replacement; or

          (9)   any lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing any of our debt or debt of any Subsidiary.

        Notwithstanding the foregoing, under the senior indenture, we may, and may permit any Subsidiary to, create, assume, incur, or suffer to exist any lien upon any Principal Property to secure debt of the Partnership or any person, other than the senior debt securities, that is not excepted by clauses (1) through (9), inclusive, above without securing the senior debt securities issued under the senior indenture; provided that the aggregate principal amount of all debt then outstanding secured by such lien and all similar liens, together with all Attributable Indebtedness from Sale-Leaseback Transactions (excluding Sale-Leaseback Transactions permitted by clauses (1) through (4), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below) does not exceed 10% of Consolidated Net Tangible Assets. (Section 1006 of the senior indenture)

        "Permitted Liens" means:

          (1)   liens upon rights-of-way for pipeline purposes;

          (2)   any statutory or governmental lien or lien arising by operation of law, or any mechanics', repairmen's, materialmen's, suppliers', carriers', landlords', warehousemen's or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction, development, improvement or repair;

          (3)   the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;

          (4)   liens of taxes and assessments which are (A) for the then current year, (B) not at the time delinquent, or (C) delinquent but the validity of which is being contested at the time by us or any Subsidiary in good faith;

          (5)   liens of, or to secure performance of, leases, other than capital leases;

          (6)   any lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings;

          (7)   any lien upon property or assets acquired or sold by us or any Subsidiary resulting from the exercise of any rights arising out of defaults on receivables;

          (8)   any lien incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

          (9)   any lien in favor of us or any Subsidiary;

          (10) any lien in favor of the United States or any state thereof, or any department, agency or instrumentality or political subdivision of the United States or any state thereof, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any debt incurred by us or any Subsidiary for the purpose of financing all or any part of the purchase price of, or the cost of constructing, developing, repairing or improving, the property or assets subject to such lien;

          (11) any lien securing industrial development, pollution control or similar revenue bonds;

          (12) any lien securing our debt or debt of any Subsidiary, all or a portion of the net proceeds of which are used, substantially concurrent with the funding thereof (and for purposes of determining such "substantial concurrence," taking into consideration, among other things, required notices to be given to holders of outstanding senior debt securities under the senior indenture in connection with such refunding, refinancing or repurchase, and the required corresponding durations thereof), to refinance, refund or repurchase all outstanding senior debt securities under the senior indenture, including the amount of all accrued interest thereon and reasonable fees and expenses and premium, if any, incurred by us or any Subsidiary in connection therewith;

          (13) liens in favor of any person to secure obligations under the provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any governmental authority in connection with any contract or statute; or

          (14) any lien upon or deposits of any assets to secure performance of bids, trade contracts, leases or statutory obligations.

        "Consolidated Net Tangible Assets" means, at any date of determination, the total amount of assets after deducting therefrom:

  •
  all current liabilities, excluding:

  •
  any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed; and

  •
  current maturities of long-term debt; and

  •
  the value, net of any applicable reserves, of all goodwill, trade names, trademarks, patents and other like intangible assets,

all as set forth, or on a pro forma basis would be set forth, on our consolidated balance sheet for our most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

        Restriction on Sale-Leasebacks.    The senior indenture provides that we will not, and will not permit any Subsidiary to, engage in the sale or transfer by us or any Subsidiary of any Principal Property to a person, other than the Partnership or a Subsidiary, and the taking back by us or any Subsidiary, as the case may be, of a lease of such Principal Property, called a "Sale-Leaseback Transaction" in the senior indenture, unless:

          (1)   such Sale-Leaseback Transaction occurs within one year from the date of completion of the acquisition of the Principal Property subject thereto or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations on such Principal Property, whichever is later;

          (2)   the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;

          (3)   we or the Subsidiary would be entitled to incur debt secured by a lien on the Principal Property subject thereto in a principal amount equal to or exceeding the Attributable Indebtedness from such Sale-Leaseback Transaction without equally and ratably securing the senior debt securities; or

          (4)   we or the Subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the Attributable Indebtedness from such Sale-Leaseback Transaction to:

    •
    the prepayment, repayment, redemption, reduction or retirement of any of our debt or the debt of any Subsidiary that is not subordinated to the senior debt securities, or

    •
    the expenditure or expenditures for Principal Property used or to be used in the ordinary course of our business or the business of our Subsidiaries.

        "Attributable Indebtedness," when used with respect to any Sale-Leaseback Transaction, means, as at the time of determination, the present value, discounted at the rate set forth or implicit in the terms of the lease included in such transaction, of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale-Leaseback Transaction, including any period for which such lease has been extended. In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated, in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated, or the amount determined assuming no such termination.

        Notwithstanding the foregoing, under the senior indenture we may, and may permit any Subsidiary to, effect any Sale-Leaseback Transaction that is not excepted by clauses (1) through (4), inclusive, of the first paragraph under "—Restriction on Sale-Leasebacks," provided that the Attributable Indebtedness from such Sale-Leaseback Transaction, together with the aggregate principal amount of outstanding debt (other than the senior debt securities) secured by liens upon Principal Properties not excepted by clauses (1) through (9), inclusive, of the first paragraph of the limitation on liens covenant described above, do not exceed 10% of Consolidated Net Tangible Assets. (Section 1007 of the senior indenture)

Provisions Only in the Subordinated Indenture

        Subordinated Debt Securities Subordinated to Some Other Debt.    Any subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to some of our other debt to the extent described in a prospectus supplement. (Section 1401 of the subordinated indenture)

Provisions in Both Indentures

        Consolidation, Merger or Asset Sale.    Each indenture generally allows us to consolidate or merge with a person, association or entity. They also allow us to sell, lease or transfer our property and assets substantially as an entirety to a person, association or entity.

        However, we will only consolidate or merge with or into any other person, association or entity or sell, lease or transfer our assets substantially as an entirety according to the terms and conditions of the indentures, which include the following requirements:

  •
  the remaining or acquiring person, association or entity is organized under the laws of the United States, any state or the District of Columbia;

  •
  the remaining or acquiring person, association or entity assumes all of our responsibilities and liabilities under the indentures, including the payment of all amounts due on the debt securities and performance of the covenants in the indentures; and

  •
  immediately after giving effect to the transaction no event which is, or after notice or lapse of time or both would become, an Event of Default, as defined below, exists.

        The remaining or acquiring person, association or entity will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. Thereafter, the successor may exercise our rights and powers under the indentures, in our name or in its own name. If we sell or transfer our assets substantially as an entirety, we will be released from all our liabilities and obligations under the indentures and the debt securities. If we lease our assets substantially as an entirety, we will not be released from our obligations under the indentures and the debt securities. (Sections 801 and 802)

        Events of Default and Remedies.    "Event of Default," with respect to any series of debt securities, when used in an indenture, means any of the following:

  •
  failure to pay the principal of or any premium on any debt security of that series when due;

  •
  failure to pay interest on any debt security of that series for 30 days;

  •
  failure to perform, or breach of, any term, covenant or warranty in the indenture, other than a term, covenant or warranty a default in the performance of which has expressly been included in the indenture solely for the benefit of one or more series of debt securities other than that series, that continues for 90 days after being given written notice by the trustee or holders of at least 25% in principal amount of all the outstanding debt securities of that series;

  •
  our bankruptcy, insolvency or reorganization; or

  •
  any other Event of Default included in the indenture or any supplemental indenture with respect to debt securities of a particular series. (Section 501)

        If an Event of Default with respect to a series of debt securities occurs and is continuing, upon written notice, the trustee or the holders of at least 25% in principal amount of all the outstanding debt securities of a particular series may declare the principal of all the debt securities of that series to be due and payable. When such declaration is made, such amounts will be immediately due and payable. The holders of a majority in principal amount of the outstanding debt securities of such series may rescind such declaration and its consequences if all existing Events of Default have been cured or waived before judgment has been obtained, other than nonpayment of principal or interest that has become due solely as a result of acceleration. (Section 502)

        Holders of a series of debt securities may not enforce the indenture or the series of debt securities, except as provided in the indenture or a series of debt securities. (Section 507) The trustee may require indemnity satisfactory to it before it enforces the indenture or such series of debt securities. (Section 603) The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders. (Section 602)

        Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. (Section 601) If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities. (Section 512)

        An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under an indenture. Further, an Event of Default under our other indebtedness will not necessarily constitute an event of default under the debt securities of any series issued under one of these indentures or vice versa.

        Modification of Indentures.    Under each indenture, generally we and the trustee may modify our rights and obligations and the rights of the holders with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification, voting as one class. No modification of the principal or interest payment terms, no modification reducing the percentage required for modifications and no modification impairing the right to institute suit for the payment on debt securities of any series when due, is effective against any holder without its consent. (Section 902)

        In addition, we and the trustee may amend the indentures without the consent of any holder of the debt securities to make certain technical changes, such as:

  •
  curing ambiguities or correcting defects or inconsistencies;

  •
  evidencing the succession of another person to us, and the assumption by that successor of our obligations under the applicable indenture and the debt securities of any series;

  •
  providing for a successor trustee;

  •
  qualifying the indentures under the Trust Indenture Act;

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  complying with the rules and regulations of any securities exchange or automated quotation system on which debt securities of any series may be listed or traded;

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  adding or changing provisions relating to a particular series of debt securities that does not affect the rights of any holder in any material respect; or

  •
  adding, changing or eliminating provisions relating to a particular series of debt securities to be issued. (Section 901)

        Defeasance.    At any time we may terminate all our obligations under an indenture as it relates to the notes of any series, a process commonly called "legal defeasance," except for certain obligations, including those respecting the defeasance trust described below, and obligations to register the transfer of or to exchange the notes of that series, to replace mutilated, destroyed, lost or stolen notes of that series and to maintain a registrar and paying agent in respect of such notes. (Section 1302)

        We also at any time may terminate our obligations under covenant restrictions on the debt securities of any series by a process commonly called "covenant defeasance." (Section 1303)

        We may exercise our legal defeasance option notwithstanding the prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the notes of the defeased series may not be accelerated because of an Event of Default. If we exercise our covenant defeasance option for the notes of a particular series, payment of the notes of that series may not be accelerated because of an Event of Default specified in the third bullet point under "—Events of Default and Remedies" above.

        We may exercise either defeasance option at any time on or following the 91st day after we irrevocably deposit in trust (the "defeasance trust") with the trustee money, U.S. Government Obligations (as defined in the indentures) or a combination thereof for the payment of principal, premium, if any, and interest on the notes of the relevant series to redemption or stated maturity, as the case may be, and comply with certain other conditions, including delivery to the trustee of an opinion of counsel (subject to customary exceptions and exclusions) to the effect that holders of the notes of that series will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

        In the event of any legal defeasance, holders of the notes of the relevant series would be entitled to look only to the defeasance trust for payment of principal of and any premium and interest on their notes until maturity.

        Although the amount of money and U.S. Government Obligations on deposit with the trustee would be intended to be sufficient to pay amounts due on the notes of a defeased series at the time of their stated maturity, if we exercise our covenant defeasance option for the notes of any series and the notes are declared due and payable because of the occurrence of an Event of Default, such amount may not be sufficient to pay amounts due on the notes of that series at the time of the acceleration resulting from such Event of Default. However, in that circumstance we would remain liable for such payments.

        Discharge.    We may discharge all our obligations under an indenture with respect to the notes of any series, other than our obligation to register the transfer of and to exchange notes of that series, when either:

  •
  all outstanding notes of that series, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the trustee for cancellation; or

  •
  all such notes not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and we have deposited with the trustee in trust an amount of cash sufficient to pay the entire indebtedness of such notes, including interest to the stated maturity or applicable redemption date. (Section 401)

        Concerning the Trustee.    U.S. Bank National Association is the successor trustee under the senior indenture and the subordinated indenture. The corporate trust office of the trustee is located at 5555 San Felipe Street, 11th Floor, Houston, Texas 77056.

        Under provisions of the indentures and the Trust Indenture Act governing trustee conflicts of interest, any uncured Event of Default with respect to any series of senior debt securities will force the trustee to resign as trustee under either the subordinated indenture or the senior indenture. Also, any uncured Event of Default with respect to any series of subordinated debt securities will force the trustee to resign as trustee under either the senior indenture or the subordinated indenture. Any resignation will require the appointment of a successor trustee under the applicable indenture in accordance with its terms and conditions.

        The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of such series. (Section 610)

        Each indenture contains certain limitations on the right of the trustee thereunder, in the event that it becomes our creditor, to obtain payment of claims in some cases, or to realize on property received in respect of any such claim, as security or otherwise. (Section 613)

        The trustee is required to submit an annual report to the holders of the debt securities regarding, among other things, the trustee's eligibility to serve as such, the priority of the trustee's claims regarding certain advances made by it, and any action taken by the trustee materially affecting the debt securities. (Section 703)

        Each indenture provides that, in addition to other certificates or opinions that may be specifically required by other provisions of an indenture, every application by us for action by the trustee shall be accompanied by a certificate of certain of our officers and an opinion of counsel, who may be our counsel, stating that, in the opinion of the signers, we have complied with all conditions precedent to the action. (Section 102)

        Governing Law.    The indentures are and the debt securities will be governed by the laws of the State of New York. (Section 112)

        No Personal Liability of Kinder Morgan Management, LLC and Directors, Officers, Employees, Unitholders or Shareholders.    Kinder Morgan Management, LLC, the delegate of our general partner, and the respective directors, officers, employees, unitholders and shareholders of us, Kinder Morgan Management, LLC and our general partner will not have any liability for our obligations under the indentures or the debt securities. Each holder of debt securities, by accepting a debt security, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities. (Section 116)

        Form, Denomination and Registration; Book Entry Only System.    Unless otherwise indicated in a prospectus supplement, the debt securities of a series will be issued only in fully registered form, without coupons, in denominations of $1,000 or integral multiples thereof. (Section 302) You will not have to pay a service charge to transfer or exchange debt securities of a series, but we may require you to pay for taxes or other governmental charges due upon a transfer or exchange. (Section 305)

        Unless otherwise indicated in a prospectus supplement, each series of debt securities will be deposited with, or on behalf of, The Depository Trust Company or any successor depositary, which we call a depositary, and will be represented by one or more global notes registered in the name of Cede & Co., as nominee of DTC. The interests of beneficial owners in the global notes will be represented through financial institutions acting on their behalf as direct or indirect participants in DTC.

        Ownership of beneficial interests in a global note will be limited to persons, called participants, who have accounts with DTC or persons who hold interests through participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of these ownership interests will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

        So long as DTC, or its nominee, is the registered owner or holder of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities of that series represented by such global note for all purposes of the indenture, the debt securities of that series and applicable law. Accordingly, owners of interests in global notes will not be considered registered owners or holders of the global notes. In addition, no beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those under the applicable indenture.

        Payments on debt securities represented by global notes will be made to DTC or its nominee, as the registered owner thereof. Neither we, the trustee, any underwriter nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in global notes, for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any action taken or omitted to be taken by the depositary or any participant.

        We expect that DTC or its nominee will credit participants' accounts on the payable date with payments in respect of a global note in amounts proportionate to their respective beneficial interest in the principal amount of such global note as shown on the records of DTC or its nominee, unless DTC has reason to believe that it will not receive payment on the payable date. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in accordance with DTC rules. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in a global note to such persons may be impaired. Because DTC can only act on behalf of participants, who in turn act on behalf of others, such as securities brokers and dealers, banks and trust companies, called indirect participants, the ability of a person having a beneficial interest in a global note to pledge that interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of that interest, may be impaired by the lack of a physical certificate of that interest.

        DTC will take any action permitted to be taken by a holder of debt securities of a series only at the direction of one or more participants to whose account interests in global notes are credited and only in respect of such portion of the aggregate principal amount of the debt securities of a series as to which such participant or participants has or have given such direction.

        If

  •
  the depositary notifies us that it is unwilling or unable to continue as depositary or if the depositary ceases to be eligible under the applicable indenture and we do not appoint a successor depositary within 90 days, or

  •
  an event of default with respect to a series of debt securities shall have occurred and be continuing,

the respective global notes representing the affected series of debt securities will be exchanged for debt securities in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. Such definitive debt securities shall be registered in such name or names as the depositary shall instruct the trustee. Such instructions will most likely be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in global notes.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants, including those who may act as underwriters of our debt securities. Access to the DTC system is also available to others such as indirect participants that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in global notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures and may discontinue such procedures at any time. Neither we, the trustee, any underwriter nor any paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

DESCRIPTION OF COMMON UNITS

Number of Common Units

        As of December 9, 2008, we had 179,069,427 common units outstanding, including 16,370,428 common units held by Knight Inc. and its affiliates other than directors of Knight Inc. Our limited partnership agreement does not limit the number of common units we may issue.

Where Common Units are Traded

        Our outstanding common units are listed on the New York Stock Exchange under the symbol "KMP." Any additional common units we issue will also be listed on the NYSE.

Quarterly Distributions

        Our limited partnership agreement requires that we distribute 100% of "Available Cash" (as defined in our limited partnership agreement) to our partners within 45 days following the end of each calendar quarter. Available Cash consists generally of all of our cash receipts, including cash received by our operating partnerships and net reductions in reserves, less cash disbursements and net additions to reserves and amounts payable to the former general partner of SFPP, L.P., which is one of our operating partnerships, in respect of its remaining 0.5% interest in SFPP, L.P.

        We distribute Available Cash for each quarter as follows:

  •
  first, 98% to the owners of all classes of units pro rata and 2% to our general partner until the owners of all classes of units have received a total of $0.15125 per unit in cash or equivalent i-units for such quarter;

  •
  second, 85% of any available cash then remaining to the owners of all classes of units pro rata and 15% to our general partner until the owners of all classes of units have received a total of $0.17875 per unit in cash or equivalent i-units for such quarter;

  •
  third, 75% of any available cash then remaining to the owners of all classes of units pro rata and 25% to our general partner until the owners of all classes of units have received a total of $0.23375 per unit in cash or equivalent i-units for such quarter; and

  •
  fourth, 50% of any available cash then remaining to the owners of all classes of units pro rata, to owners of common units and Class B units in cash and to owners of i-units in the equivalent number of i-units, and 50% to our general partner.

        Each time that we make a cash distribution to our general partner and the holders of our common units, the number of i-units owned by Kinder Morgan Management, LLC and the percentage of our total units owned by Kinder Morgan Management, LLC will increase automatically under the provisions of our limited partnership agreement.

Transfer Agent and Registrar

        Our transfer agent and registrar for the common units is Computershare Inc. It may be contacted at 525 Washington Blvd., Jersey City, New Jersey 07310.

        The transfer agent and registrar may at any time resign, by notice to us, or be removed by us. That resignation or removal would become effective upon the appointment by us of a successor transfer agent and registrar and its acceptance of that appointment. If no successor has been appointed and accepted that appointment within 30 days after notice of that resignation or removal, we are authorized to act as the transfer agent and registrar until a successor is appointed.

Summary of Limited Partnership Agreement

        A summary of the important provisions of our limited partnership agreement is included in the reports filed with the SEC.

MODIFICATION OF FIDUCIARY DUTIES OWED TO THE LIMITED PARTNERS

        The fiduciary duties owed to limited partners by our general partner are prescribed by Delaware law and our limited partnership agreement. Similarly, the fiduciary duties owed to the owners of shares of Kinder Morgan Management, LLC by its board of directors are prescribed by Delaware law and its limited liability company agreement. The Delaware Limited Partnership Act and the Delaware Limited Liability Company Act provide that Delaware limited partnerships and Delaware limited liability companies, respectively, may, in their limited partnership agreements and limited liability company agreements, as applicable, restrict the fiduciary duties owed by the general partner to a limited partnership and its limited partners and by the board of directors of a limited liability company to the limited liability company and its shareholders.

        Our limited partnership agreement and the Kinder Morgan Management, LLC limited liability company agreement contain various provisions restricting the fiduciary duties that might otherwise be owed. The following is a summary of the material restrictions of the fiduciary duties owed by our general partner to us and our limited partners and by the board of directors of Kinder Morgan Management, LLC to it and its shareholders.

State law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act with due care and loyalty. The duty of care, unless the limited partnership agreement or limited liability company agreement provides otherwise, would generally require a general partner or manager to act for the limited partnership or limited liability company, as applicable, in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a limited partnership agreement or limited liability company agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership or a manager of a Delaware limited liability company from taking any action or engaging in any transaction where a conflict of interest is present.
The Kinder Morgan Management, LLC limited liability company agreement modifies these standards
The Kinder Morgan Management, LLC limited liability company agreement modifies these standards. The limited liability company agreement of Kinder Morgan Management, LLC contains provisions that prohibit its shareholders from advancing claims arising from conduct by Kinder Morgan Management, LLC's board of directors that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, the limited liability company agreement permits the board of directors to make a number of decisions in its "sole discretion." This entitles the board of directors to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, Kinder Morgan Management, LLC, its affiliates or any shareholder. Knight Inc., its affiliates, and their officers and directors who are also officers or directors of Kinder Morgan Management, LLC are not required to offer to Kinder Morgan Management, LLC any business opportunity.

Except as set out in Kinder Morgan Management, LLC's limited liability company agreement, its directors, Knight Inc. and their affiliates have no obligations, by virtue of the relationships established pursuant to that agreement, to take or refrain from taking any action that may impact Kinder Morgan Management, LLC or its shareholders. In addition to the other more specific provisions limiting the obligations of its board of directors, Kinder Morgan Management, LLC's limited liability company agreement further provides that its board of directors will not be liable for monetary damages to Kinder Morgan Management, LLC, its shareholders or any other person for any acts or omissions if the board of directors acted in good faith.
Our limited partnership agreement modifies these standards
Our limited partnership agreement contains provisions that prohibit the limited partners from advancing claims arising from conduct by our general partner that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our limited partnership agreement permits the general partner of the partnership to make a number of decisions in its "sole discretion." This entitles the general partner to consider only the interests and factors it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Knight Inc., its affiliates and their officers and directors who are also officers or directors of Kinder Morgan Management, LLC or officers or directors of our general partner are not required to offer to us any business opportunity. Our general partner is permitted to attempt to avoid personal liability in connection with the management of the partnership pursuant to the limited partnership agreement. Our limited partnership agreement provides that the general partner does not breach its fiduciary duty even if the partnership could have obtained more favorable terms without limitations on the general partner's liability.

Our limited partnership agreement contains provisions that allow the general partner to take into account the interests of parties in addition to us in resolving conflicts of interest, thereby limiting its fiduciary duty to us and our limited partners. The limited partnership agreement also provides that in the absence of bad faith by the general partner, the resolution of a conflict by the general partner will not be a breach of any duty. Also, the limited partnership agreement contains provisions that may restrict the remedies available to limited partners for actions taken that might, without such limitations, constitute breaches of fiduciary duty. In addition to the other more specific provisions limiting the obligations of the general partner, the limited partnership agreement provides that the general partner, its affiliates and their respective officers and directors will not be liable for monetary damages to us, our limited partners or any other person for acts or omissions if the general partner, affiliate or officer or director acted in good faith. Kinder Morgan Management, LLC or the general partner may request that the conflicts and audit committee of the general partner's board of directors review and approve the resolution of conflicts of interest that may arise between Knight Inc. or its subsidiaries, on the one hand, and us, on the other hand.
All of these provisions of our limited partnership agreement relating to our general partner apply equally to Kinder Morgan Management, LLC, as the delegate of our general partner.

        By becoming one of our limited partners, a limited partner agrees to be bound by the provisions in our limited partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Limited Partnership Act favoring the principle of freedom of contract and the enforceability of limited partnership agreements. It is not necessary for a limited partner to sign our limited partnership agreement in order for the limited partnership agreement to be enforceable against that person.

MATERIAL TAX CONSIDERATIONS

        This section is a summary of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the U.S. and, unless otherwise noted in the following discussion, is the opinion of Bracewell & Giuliani LLP, counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are references to Kinder Morgan Energy Partners, L.P. and its operating partnerships.

        The following discussion does not comment on all federal income tax matters affecting us or our unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the U.S. and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, employee benefit plans, foreign persons, financial institutions, insurance companies, real estate investment trusts (REITs), individual retirement accounts (IRAs), mutual funds, dealers and persons entering into hedging transactions. Accordingly, we encourage each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

        All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Bracewell & Giuliani LLP and are based on the accuracy of the representations made by us, our general partner and its delegate, Kinder Morgan Management, LLC.

        No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of Bracewell & Giuliani LLP. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which the common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us or of an investment in us may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        For the reasons described below, Bracewell & Giuliani LLP has not rendered an opinion with respect to the following specific federal income tax issues:

  •
  the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "—Tax Consequences of Common Unit Ownership—Treatment of Short Sales");

  •
  whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Common Units—Allocations Between Transferors and Transferees");

  •
  whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Common Unit Ownership—Section 754 Election"); and

  •
  whether assignees of common units who are entitled to execute and deliver transfer applications, but who fail to execute and deliver transfer applications, will be treated as our partners for tax purposes (please read "—Limited Partner Status").

Partnership Status

        A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partner unless the amount of cash distributed is in excess of the partner's adjusted basis in his partnership interest.

        Section 7704 of the Internal Revenue Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, refining, transportation, storage or marketing of any mineral or natural resource, including crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that, as of the date of this prospectus, more than 90% of our current gross income is qualifying income.

        A publicly traded partnership may not rely upon the Qualifying Income Exception if it is registered under the Investment Company Act of 1940, or the "Investment Company Act." If we were required to register under the Investment Company Act, we would be taxed as a corporation even if we met the Qualifying Income Exception. As of the date of this prospectus, we are not required to register under the Investment Company Act.

        No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of our operating partnerships for federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Bracewell & Giuliani LLP on such matters. It is the opinion of Bracewell & Giuliani LLP that, based upon the Internal Revenue Code, Treasury Regulations, published revenue rulings and court decisions and the representations described below, we and our operating partnerships have been, and will be classified as partnerships for federal income tax purposes.

        In rendering its opinion, Bracewell & Giuliani LLP has relied on the factual representations made by us, our general partner and its delegate, Kinder Morgan Management, LLC. The representations upon which Bracewell & Giuliani LLP has relied are:

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  Neither we nor any of our operating partnerships has elected or will elect to be treated as a corporation;

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  For each taxable year, more than 90% of our gross income has been and will be derived from (i) the exploration, development, production, processing, refining, transportation, storage or marketing of any mineral or natural resource, including oil, gas or products thereof and naturally occurring carbon dioxide and (ii) other sources that, in the opinion of Bracewell & Giuliani LLP, generate "qualifying income" within the meaning of Section 7704 of the Internal Revenue Code; and

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  Each hedging transaction that we treat as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with oil, gas, or products thereof that are held or to be held by us in activities that Bracewell & Giuliani LLP has opined or will opine result in qualifying income.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us, so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

        If we were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the common units.

        The discussion below is based on Bracewell & Giuliani LLP's opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

        Unitholders who have become limited partners of Kinder Morgan Energy Partners, L.P. will be treated as partners of Kinder Morgan Energy Partners, L.P. for federal income tax purposes. Also, (a) assignees who have executed and delivered transfer applications and are awaiting admission as limited partners, and (b) unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, will be treated as partners of Kinder Morgan Energy Partners, L.P. for federal income tax purposes. As there is no direct authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Bracewell &

Giuliani LLP's opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

        A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "—Tax Consequences of Common Unit Ownership—Treatment of Short Sales."

        Income, gain, deductions or losses are not reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their tax consequences of holding common units in Kinder Morgan Energy Partners, L.P. References to "unitholders," "common unitholders," or "owners of common units" in the discussion that follows are to persons who are treated as partners in Kinder Morgan Energy Partners, L.P. for federal income tax purposes.

Tax Consequences of Common Unit Ownership

        Flow-Through of Taxable Income.    We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

        Treatment of Distributions.    Distributions by us to a common unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis in his common units generally will be considered to be gain from the sale or exchange of the common units taxable in accordance with the rules described under "—Disposition of Common Units" below. Any reduction in a unitholder's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, the unitholder must recapture any losses deducted in previous years. Please read "—Tax Consequences of Common Unit Ownership—Limitations on Deductibility of Losses".

        A decrease in a unitholder's percentage interest in us because of our issuance of additional units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash, which may constitute a non-pro-rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items," both as defined in Section 751 of the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income, which will equal the excess of (i) the non-pro rata portion of that distribution over (ii) the unitholder's tax basis (generally zero) for the share of Section 751 Assets deemed relinquished in the exchange.

        Basis of Common Units.    A unitholder's initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis generally will be decreased, but not below zero, by distributions from us, by the unitholder's share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

        Limitations on Deductibility of Losses.    The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder, estate, trust or corporate unitholder (if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later tax year to the extent that his tax basis or at-risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a common unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk or basis limitations in excess of that gain would no longer be utilizable.

        In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at-risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

        In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations are permitted to deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. Moreover, income from "portfolio income" such as general investment income from dividends and interest is specifically excluded from the passive loss calculations, and the passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset (i) our portfolio income, (ii) a unitholder's income from other passive activities or investments, including investments in other publicly-traded partnerships, or (iii) a unitholder's salary or active business income. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when the unitholder disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

        A unitholder's share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships.

        Limitations on Interest Deductions.    The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  our interest expense attributed to portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a common unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder's share of our portfolio income will be treated as investment income.

        Entity-Level Collections.    If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder, our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. The general partner is authorized to amend our limited partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our limited partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

        Allocation of Income, Gain, Loss and Deduction.    In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders, other than owners of i-units, in accordance with their percentage interests in us. A class of our unitholders that receives more cash than another class, other than i-units, on a per unit basis, with respect to a year, will be allocated gross income equal to that excess. At any time that incentive distributions are made to our general partner, gross income will be allocated to the general partner to the extent of these distributions. If we have a net loss for the entire year, that loss will generally be allocated, first, to our general partner and the unitholders, other than owners of i-units, in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to our general partner.

        Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Internal Revenue Code to account for the difference between the tax basis and fair market value of property contributed to us, referred to in this discussion as "Contributed Property." The effect of these allocations, referred to as "Section 704(c) Allocations," to a unitholder purchasing common units from us in an offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of the offering. In the event we issue additional common units or engage in certain other transactions in the future "Reverse Section 704(c) Allocations," similar to the Section 704(c) Allocations described above, will be made to all holders of partnership interests, including purchasers of common units in an offering, to account for the difference, at the time of the future transaction, between the "book" basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of the future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by Section 704(c) of the Internal Revenue Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity," will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including his relative contributions to us, the interests of all the partners in profits and losses, the interest of all the partners in cash flow, and the rights of all partners to distributions of capital upon liquidation.

        Bracewell & Giuliani LLP is of the opinion that, with the exception of the issues described in "—Tax Consequences of Common Unit Ownership—Section 754 Election," "—Uniformity of Units" and "—Disposition of Common Units—Allocations Between Transferors and Transferees," allocations under our limited partnership agreement will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

        Treatment of Short Sales.    A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period, any of our income, gain, deduction or loss with respect to those common units would not be reportable by the unitholder, any cash distributions received by the unitholder as to those units would be fully taxable and all of these distributions would appear to be ordinary income.

        Bracewell & Giuliani LLP has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from loaning their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of Common Units—Recognition of Gain or Loss."

        Alternative Minimum Tax.    Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in common units on their liability for the alternative minimum tax.

        Tax Rates.    In general, the highest effective U.S. federal income tax rate for individuals is currently 35%, and the maximum U.S. federal income tax rate for net capital gains of an individual where the asset disposed of was held for more than twelve months at the time of disposition, is scheduled to remain at 15% for years 2008-2010 and then increase to 20% beginning January 1, 2011.

        Section 754 Election.    We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election generally permits us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under

Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a common unitholder's inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets ("common basis"); and (2) his Section 743(b) adjustment to that basis.

        Treasury Regulations under Sections 743 and 197 of the Internal Revenue Code generally require, unless the remedial allocation method is adopted, the Section 743(b) adjustment attributable to recovery property or amortizable Section 197 intangibles be taken into account as if the total amount of such adjustment were attributable to newly-purchased property placed in service when the unit transfer occurs. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code rather than cost-recovery deductions under Section 168 of the Internal Revenue Code generally is required to be depreciated using either the straight-line method or the 150 percent declining-balance method. The depreciation and amortization methods and useful lives associated with the Section 743(b) adjustment, therefore, may differ from the methods and useful lives generally used to depreciate the common basis in such properties. This difference could adversely affect the continued uniformity of the tax characteristics of our units. Under our partnership agreement, the general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these Treasury Regulations. Please read "—Uniformity of Common Units."

        Although Bracewell & Giuliani LLP is unable to opine as to the validity of this approach because there is no clear authority on this issue, we intend to depreciate and amortize the Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable, despite its inconsistency with Treasury Regulations. If we determine that this position cannot reasonably be taken, we may adopt a depreciation or amortization position under which all purchasers acquiring common units in the same month would receive depreciation or amortization, whether attributable to the common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. If the IRS successfully challenged our method for depreciating or amortizing the Section 743(b) adjustment, the uniformity of common units might be affected, and the gain realized by a unitholder from the sale of units might be increased without the benefit of additional deductions. Please read "—Uniformity of Common Units."

        A Section 754 election is advantageous if the transferee's tax basis in his common units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his common units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a built-in loss or a basis reduction is substantial if it exceeds $250,000.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue

Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally either nonamortizable or amortizable over a longer period of time, or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in the general partner's opinion, the expense of compliance exceed the benefit of the election, the general partner may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of common units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

        Accounting Method and Taxable Year.    We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read "—Disposition of common units—Allocations Between Transferors and Transferees."

        Tax Basis, Depreciation and Amortization.    The tax basis of our assets is used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets.

        The IRS may challenge either the fair market values or the useful lives assigned to our assets or seek to characterize intangible assets as nonamortizable goodwill. If any such challenge or characterization were successful, the deductions allocated to a common unitholder in respect of our assets would be reduced, and his share of taxable income received from us would be increased accordingly. Any increase could be material.

        To the extent allowable, the general partner may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service.

        If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read "—Tax Consequences of Common Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Common Units—Recognition of Gain or Loss."

        The costs incurred in selling our units, called "syndication expenses," must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

        Valuation and Tax Basis of Our Properties.    The federal income tax consequences of the ownership and disposition of common units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determination of basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

        Recognition of Gain or Loss.    Gain or loss will be recognized on a sale or other taxable disposition of common units equal to the difference between the unitholder's amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities attributable to the common units sold. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

        Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price received is less than his original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of common units held more than twelve months will generally be taxed at a maximum rate of 15%. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a common unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner's entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific common units sold for purposes of determining the holding period of common units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional common units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

        Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

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  a short sale;

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  an offsetting notional principal contract; or

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  a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

        Allocations Between Transferors and Transferees.    In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders, other than owners of i-units, in proportion to the number of units owned by each of them as of the opening of the New York Stock Exchange on the first business day of the month. However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders of record as of the opening of the New York Stock Exchange on the first business day of the month in which that gain or loss is recognized. As a result, a common unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

        The use of this method may not be permitted under existing Treasury Regulations. Accordingly, Bracewell & Giuliani LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders. We use this method because it is not administratively feasible to make these allocations on a more frequent basis. If this method is not allowed under the Treasury Regulations or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

        A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

        Notification Requirements.    A unitholder who sells or exchanges any of his units is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of any such transfer of units and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the U.S. and who effects the sale or exchange through a broker who will satisfy such requirements.

        Constructive Termination.    We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a taxable year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Common Units

        Because we cannot match transferors and transferees of common units, we must maintain uniformity of the economic and tax characteristics of the common units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6) or Treasury Regulations under Sections 743 and 197 of the Internal Revenue Code to our Section 743(b) adjustments or the determination that Kinder Morgan Energy Partners, L.P.'s Section 704(c) curative allocations to prevent the application of "ceiling limitations" on its ability to make allocations to eliminate Book-Tax Disparities are unreasonable. Any non-uniformity could have a negative impact on the value of the common units. Please read "—Tax Consequences of Common Unit Ownership—Section 754 Election."

        We depreciate and amortize the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable, despite its inconsistency with Treasury Regulations. Please read "—Tax Consequences of Common Unit Ownership—Section 754 Election." If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring common units in the same month would receive depreciation and amortization deductions, whether attributable to the common basis or the Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some common unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. If we choose not to utilize this aggregate method, we may adopt any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the common unitholders. Our counsel, Bracewell & Giuliani LLP, is unable to opine on the validity of any of these positions. The IRS may challenge any method of depreciating or amortizing the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of common units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

Tax-Exempt Organizations and Other Investors

        Ownership of common units by employee benefit plans, other tax-exempt organizations, non-resident aliens, non-U.S. entities and other non-U.S. persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

        Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

        Non-resident aliens and foreign corporations, trusts or estates that own common units will be considered to be engaged in business in the U.S. because of the ownership of units. As a consequence they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain.

        Moreover, under rules applicable to publicly traded partnerships, we will withhold tax at the highest applicable effective tax rate from cash distributions made quarterly to non-U.S. unitholders. Each non-U.S. unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

        In addition, because a non-U.S. corporation that owns common units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the non-U.S. corporation's "U.S. net equity," which is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the U.S. and the country in which the non-U.S. corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

        A non-U.S. unitholder who sells or otherwise disposes of a unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the non-U.S. unitholder. Under a ruling published by the IRS, interpreting the scope of "effectively connected income," a non-U.S. unitholder would be considered to be engaged in a trade or business in the U.S. by virtue of the U.S. activities of the partnership, and part or all of that unitholder's gain would be effectively connected with that unitholder's indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a non-U.S. unitholder of a publicly traded partnership would be subject to U.S. federal income tax or withholding tax upon the sale or disposition of a unit to the extent of the unitholder's share of the partnership's U.S. real property holdings if he owns 5% or more of the units at any point during the five-year period ending on the date of such disposition. Therefore, non-U.S. unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Administrative Matters

        Information Returns and Audit Procedures.    We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes each unitholder's share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder's share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Bracewell & Giuliani LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the common units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

        Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. Our limited partnership agreement names our general partner as our Tax Matters Partner.

        The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate in that action.

        A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

        Nominee Reporting.    Persons who hold an interest in us as a nominee for another person are required to furnish to us:

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  the name, address and taxpayer identification number of the beneficial owner and the nominee;

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  a statement regarding whether the beneficial owner is (i) a person that is not a U.S. person, (ii) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing or (iii) a tax-exempt entity;

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  the amount and description of units held, acquired or transferred for the beneficial owner; and

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  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

        Accuracy-Related Penalties.    An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

        For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return (i) for which there is, or was, "substantial authority," or (ii) as to which there is a reasonable basis if the pertinent facts of that position are adequately disclosed on the return. If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no substantial authority exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to "tax shelters," which we do not believe includes us.

        A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis. For individuals, no penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation, the penalty imposed increases to 40%.

Reportable Transactions

        If we were to engage in a "reportable transaction," we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or a "transaction of interest" or that it produces certain kinds of losses for partnerships, individuals, S corporations and trusts in excess of $2 million in any single year, or $4 million in any combination of six successive years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your return) would be audited by the IRS. Please read "—Administrative Matters—Information Returns and Audit Procedures."

        Moreover, if we were to participate in a reportable transaction which a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

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  accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at "—Administrative Matters—Accuracy-Related Penalties;"

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  for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

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  in the case of a listed transaction, an extended statute of limitations.

        We do not expect to engage in any "reportable transactions."

State, Local, Foreign and Other Tax Considerations

        In addition to federal income taxes, unitholders will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which a unitholder is a resident. We currently do business or own property in 38 states, most of which impose income taxes. We may also own property or do business in other states or foreign jurisdictions in the future. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. Although you may not be required to file a return and pay taxes in some jurisdictions if your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "—Tax Consequences of Common Unit Ownership—Entity-Level Collections." Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

        It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal tax returns, that may be required of him. Bracewell & Giuliani LLP has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

PLAN OF DISTRIBUTION

        We may sell the common units or debt securities (1) through agents, (2) through underwriters or dealers, (3) directly to one or more purchasers, or (4) pursuant to delayed delivery contracts or forward contracts.

By Agents

        Common units and debt securities may be sold through agents designated by us. Unless otherwise indicated in a prospectus supplement, the agents will agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

By Underwriters

        If underwriters are used in the sale, the common units or debt securities of the series offered will be acquired by the underwriters for their own account. The underwriters may resell the common units or debt securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the common units or debt securities of the series offered will be subject to certain conditions. The underwriters will be obligated to purchase all the common units or debt securities of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Direct Sales

        Common units and debt securities may also be sold directly by us. In this case, no underwriters or agents would be involved. We may use electronic media, including the Internet, to sell offered securities directly.

Delayed Delivery Contracts or Forward Contracts

        If indicated in the prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers to purchase common units or debt securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts or forward contracts providing for payment or delivery on a specified date in the future at prices determined as described in the prospectus supplement. Such contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

General Information

        The debt securities, when first issued, will have no established trading market. Any underwriters or agents to or through whom debt securities are sold for public offering and sale may make a market in such debt securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such debt securities.

        The debt securities of the series offered may or may not be listed on a national securities exchange. No assurances can be given that there will be a market for the debt securities.

        Underwriters, dealers and agents that participate in the distribution of the common units or debt securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the common units or debt securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation will be described in a prospectus supplement.

        We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make because of those liabilities.

        Underwriters, dealers and agents or their affiliates may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

        One or more firms, referred as "remarketing firms," may also offer or sell the debt securities, if a prospectus supplement so indicates, in connection with a remarketing arrangement upon the purchase of the debt securities. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the debt securities in accordance with a redemption or repayment pursuant to the terms of the debt securities. The prospectus supplement will identify any remarketing firm and terms of the agreement, if any, with us and will describe the remarketing firm's compensation. Remarketing firms may be deemed to be underwriters in connection with the debt securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which they may be required to make because of those liabilities. Remarketing firms or their affiliates may engage in transaction with, or perform services for, us or our affiliates in the ordinary course of their business.

VALIDITY OF THE SECURITIES

        The validity of the securities being offered hereby will be passed upon for us by Bracewell & Giuliani LLP, Houston, Texas.

EXPERTS

        The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control Over Financial Reporting) of Kinder Morgan Energy Partners, L.P., incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The balance sheet of Kinder Morgan G.P., Inc. incorporated in this prospectus by reference to our Current Report on Form 8-K filed on June 23, 2008 has been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The description of the review performed by Netherland, Sewell & Associates, Inc., independent petroleum consultants, included in our Annual Report on Form 10-K for the year ended December 31, 2007, is incorporated herein by reference.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated in this prospectus by reference include forward-looking statements. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. They use words such as "anticipate," "believe," "intend," "plan," "projection," "forecast," "strategy," "position," "continue," "estimate," "expect," "may," or the negative of those terms or other variations of them or comparable terminology. In particular, statements, express or implied, concerning future actions, conditions or events, future operating results or the ability to generate sales, income or cash flow or to make distributions are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors which could cause actual results to differ from those in the forward-looking statements include:

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  price trends and overall demand for natural gas liquids, refined petroleum products, oil, carbon dioxide, natural gas, electricity, coal and other bulk materials and chemicals in North America;

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  economic activity, weather, alternative energy sources, conservation and technological advances that may affect price trends and demand;

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  changes in our tariff rates implemented by the Federal Energy Regulatory Commission, the California Public Utilities Commission or Canada's National Energy Board;

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  our ability to acquire new businesses and assets and integrate those operations into our existing operations, as well as our ability to expand our facilities;

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  difficulties or delays experienced by railroads, barges, trucks, ships or pipelines in delivering products to or from our terminals or pipelines;

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  our ability to successfully identify and close acquisitions and make cost-saving changes in operations;

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  shut-downs or cutbacks at major refineries, petrochemical or chemical plants, ports, utilities, military bases or other businesses that use our services or provide services or products to us;

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  crude oil and natural gas production from exploration and production areas that we serve, including, among others, the Permian Basin area of West Texas and the U.S. Rocky Mountains;

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  changes in laws or regulations, third-party relations and approvals and decisions of courts, regulators and governmental bodies that may adversely affect our business or our ability to compete;

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  changes in accounting pronouncements that impact the measurement of our results of operations, the timing of when such measurements are to be made and recorded, and the disclosures surrounding these activities;

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  our ability to offer and sell equity securities and debt securities or obtain debt financing in sufficient amounts to implement that portion of our business plan that contemplates growth through acquisitions of operating businesses and assets and expansions of our facilities;

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  our indebtedness, which could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantages compared to our competitors that have less debt or have other adverse consequences;

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  interruptions of electric power supply to our facilities due to natural disasters, power shortages, strikes, riots, terrorism, war or other causes;

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  our ability to obtain insurance coverage without significant levels of self-retention of risk;

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  acts of nature, sabotage, terrorism or other similar acts causing damage greater than our insurance coverage limits;

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  capital markets conditions, interest rates and inflation;

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  the political and economic stability of the oil producing nations of the world;

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  national, international, regional and local economic, competitive and regulatory conditions and developments;

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  the ability to achieve cost savings and revenue growth;

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  foreign exchange fluctuations;

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  the timing and extent of changes in commodity prices for oil, natural gas, electricity and certain agricultural products;

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  the extent of our success in discovering, developing and producing oil and gas reserves, including the risks inherent in exploration and development drilling, well completion and other development activities;

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  engineering and mechanical or technological difficulties that we may experience with operational equipment, in well completions and workovers, and in drilling new wells;

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  the uncertainty inherent in estimating future oil and natural gas production or reserves;

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  the ability to complete expansion projects on time and on budget;

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  the timing and success of our business development efforts; and

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  unfavorable results of litigation and the fruition of contingencies.

        The foregoing list should not be construed to be exhaustive. We believe the forward-looking statements in this prospectus are reasonable. However, there is no assurance that any of the actions, events or results of the forward-looking statements will occur, or if any of them do, what impact they will have on our results of operations or financial condition. Because of these uncertainties, you should not put undue reliance on any forward-looking statements.

        When considering forward-looking statements, please review the risk factors included in a prospectus supplement or described in our Annual Report on Form 10-K for the year ended December 31, 2007 and our other filings with the SEC that are incorporated by reference into this prospectus. The risk factors described in those documents could cause our actual results to differ materially from those contained in any forward-looking statement. We disclaim any obligation, other than as required by applicable law, to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

PROSPECTUS SUPPLEMENT	December , 2008